Exhibit 4.2

SECURITY AGREEMENT

        THIS SECURITY AGREEMENT dated as of November 20, 2003 (“Security Agreement”), is made by and among PFC Therapeutics, LLC, a Delaware limited liability company (“Grantor”), and Technology Gateway Partnership, L.P., a California limited partnership (“Secured Party”).

RECITALS

    A.        The Secured Party has made an advance of money to Grantor as evidenced by that certain Secured Convertible Note executed by Grantor in favor of the Secured Party (the “Note”), such advance being referred to herein as the “Loan”.

    B.        The Secured Party is willing to make the Loan to Grantor, but only upon the condition, among others, that Grantor shall have executed and delivered to the Secured Party this Security Agreement.

AGREEMENT

        NOW, THEREFORE, in order to induce the Secured Party to make the Loan and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, and intending to be legally bound, Grantor hereby represents, warrants, covenants and agrees as follows:

    1.           DEFINED TERMS. When used in this Security Agreement the following terms shall have the following meanings (such meanings being equally applicable to both the singular and plural forms of the terms defined):

        “Bankruptcy Code” means Title XI of the United States Code.

        “Collateral” shall have the meaning assigned to such term in Section 2 of this Security Agreement.

        “Contracts” means all contracts (including any customer, vendor, supplier, service or maintenance contract), leases, licenses, undertakings, purchase orders, permits, franchise agreements or other agreements (other than any right evidenced by Chattel Paper, Documents or Instruments), whether in written or electronic form, in or under which Grantor now holds or hereafter acquires any right, title or interest, including, without limitation, with respect to an Account, any agreement relating to the terms of payment or the terms of performance thereof.

        “Copyright License” means any agreement, whether in written or electronic form, in which Grantor now holds or hereafter acquires any interest, granting any right in or to any Copyright or Copyright registration (whether Grantor is the licensee or the licensor thereunder) including, without limitation, licenses pursuant to which Grantor has obtained the exclusive right to use a copyright owned by a third party.

        “Copyrights” means all of the following now owned or hereafter acquired or created (as a work for hire for the benefit of Grantor) by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest, in whole or in part: (a) all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof or any other country; (b) registrations, applications, recordings and proceedings in the United States Copyright Office or in any similar office or agency of the United States, any State thereof or any other country; (c) any continuations, renewals or extensions thereof; (d) any registrations to be issued in any pending applications, and shall include any right or interest in and to work protectable by any of the foregoing which are presently or in the future owned, created or authorized (as a work for hire for the benefit of Grantor) or acquired by Grantor, in whole or in part; (e) prior versions of works covered by copyright and all works based upon, derived from or incorporating such works; (f) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to copyrights, including, without limitation, damages, claims and recoveries for past, present or future infringement; (g) rights to sue for past, present and future infringements of any copyright; and (h) any other rights corresponding to any of the foregoing rights throughout the world.

        “Event of Default” means (i) any failure by Grantor forthwith to pay or perform any of the Secured Obligations and, (ii) any breach by Grantor of any warranty, representation, or covenant set forth herein.

        “Intellectual Property” means any intellectual property, in any medium, of any kind or nature whatsoever, now or hereafter owned or acquired or received by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest, and shall include, in any event, any Copyright, Trademark, Patent, trade secret, customer list, internet domain name (including any right related to the registration thereof), proprietary or confidential information, mask work, source, object or other programming code, invention (whether or not patented or patentable), technical information, procedure, design, knowledge, know-how, software, data base, data, skill, expertise, recipe, experience, process, model, drawing, material or record.

        “License” means any Copyright License, Patent License, Trademark License or other license of rights or interests, whether in-bound or out-bound, whether in written or electronic form, now or hereafter owned or acquired or received by Grantor or in which Grantor now holds or hereafter acquires or receives any right or interest, and shall include any renewals or extensions of any of the foregoing thereof.

        “Lien” means any mortgage, lien, deed of trust, charge, pledge, security interest or other encumbrance.

        “Patent License” means any agreement, whether in written or electronic form, in which Grantor now holds or hereafter acquires any interest, granting any right with respect to any invention on which a Patent is in existence (whether Grantor is the licensee or the licensor thereunder).

        “Patents” means all of the following in which Grantor now holds or hereafter acquires any interest: (a) all letters patent of the United States or any other country, all registrations and recordings thereof and all applications for letters patent of the United States or any other country, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country; (b) all reissues, divisions, continuations, renewals, continuations-in-part or extensions thereof; (c) all petty patents, divisionals and patents of addition; (d) all patents to issue in any such applications; (e) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to patents, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (f) rights to sue for past, present and future infringements of any patent.

        “Secured Obligations” means (a) the obligation of Alliance Pharmaceutical Corp. (“Alliance”) to pay the Secured Party all amounts due under the Note and the Guaranty and Security Agreement executed by Alliance in favor of Secured Party (as the same may be amended, modified, supplemented or restated from time to time), and (b) the obligation of Grantor to pay any fees, costs and expenses of the Secured Party under Section 6(c) hereof.

        “Security Agreement” means this Security Agreement and all Schedules hereto, as the same may from time to time be amended, modified, supplemented or restated.

        “Trademark License” means any agreement, whether in written or electronic form, in which Grantor now holds or hereafter acquires any interest, granting any right in and to any Trademark or Trademark registration (whether Grantor is the licensee or the licensor thereunder).

        “Trademarks” means any of the following in which Grantor now holds or hereafter acquires any interest: (a) any trademarks, tradenames, corporate names, company names, business names, trade styles, service marks, logos, other source or business identifiers, prints and labels on which any of the foregoing have appeared or appear, designs and general intangibles of like nature, now existing or hereafter adopted or acquired, all registrations and recordings thereof and any applications in connection therewith, including, without limitation, registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country (collectively, the “Marks”); (b) any reissues, extensions or renewals thereof; (c) the goodwill of the business symbolized by or associated with the Marks; (d) income, royalties, damages, claims and payments now and hereafter due and/or payable with respect to the Marks, including, without limitation, damages, claims and recoveries for past, present or future infringement; and (e) rights to sue for past, present and future infringements of the Marks.

        “UCC” means the Uniform Commercial Code as the same may from time to time be in effect in the State of California (and each reference in this Security Agreement to an Article thereof (denoted as a Division of the UCC as adopted and in effect in the State of California) shall refer to that Article (or Division, as applicable) as from time to time in effect, which in the case of Article 9 shall include and refer to Revised Article 9 from and after the date Revised Article 9 shall become effective in the State of California); provided, however, in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of the Secured Party’s security interest in any Collateral is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of California, the term “UCC” shall mean the Uniform Commercial Code (including the Articles thereof) as in effect at such time in such other jurisdiction for purposes of the provisions hereof relating to such attachment, perfection or priority and for purposes of definitions related to such provisions.

        In addition, the following terms shall be defined terms having the meaning set forth for such terms in the UCC: “Account” (including health-care-insurance receivables), “Account Debtor”, “Chattel Paper” (including tangible and electronic chattel paper), “Commercial Tort Claims”, “Commodity Account”, “Deposit Account”, “Documents”, “Equipment” (including all accessions and additions thereto), “Fixtures”, “General Intangible” (including payment intangibles and software), “Instrument”, “Inventory” (including all goods held for sale or lease or to be furnished under a contract of service, and including returns and repossessions), “Investment Property” (including securities and securities entitlements), “Letter-of-Credit Right” (whether or not the letter of credit is evidenced by a writing), “Payment Intangibles”, “Proceeds”, “Promissory Notes”, “Securities Account”, and “Supporting Obligations”. Each of the foregoing defined terms shall include all of such items now owned, or hereafter acquired, by Grantor.

    2.           GRANT OF SECURITY INTEREST. As collateral security for the full, prompt, complete and final payment and performance when due (whether at stated maturity, by acceleration or otherwise) of all the Secured Obligations and in order to induce the Secured Party to cause the Loans to be made, Grantor hereby assigns, conveys, mortgages, pledges, hypothecates and transfers to the Secured Party, a security interest in all of Grantor’s right, title and interest in, to and under the following, whether now owned or hereafter acquired, (all of which being collectively referred to herein as the “Collateral”):

            (a)            All Accounts of Grantor;

            (b)            All Chattel Paper of Grantor;

            (c)            All Commercial Tort Claims of Grantor;

            (d)            All Contracts of Grantor;

            (e)            All Deposit Accounts of Grantor;

            (f)            All Documents of Grantor;

            (g)            All Equipment of Grantor;

            (h)            All Fixtures of Grantor;

            (i)            All General Intangibles of Grantor, including, without limitation, Payment Intangibles, all Copyrights, Patents, Trademarks, Licenses, designs, drawings, technical information, marketing plans, customer lists, trade secrets, proprietary or confidential information, inventions (whether or not patentable), procedures, know-how, models and data;

            (j)            All Instruments of Grantor, including, without limitation, Promissory Notes;

            (k)            All Inventory of Grantor;

            (l)            All Investment Property of Grantor;

            (m)            All Letter-of Credit Rights of Grantor;

            (n)            All Supporting Obligations of Grantor;

            (o)            All property of Grantor held by the Secured Party, or any other party for whom the Secured Party is acting as agent hereunder, including, without limitation, all property of every-description now or hereafter in the possession or custody of or in transit to the Secured Party or such other party for any purpose, including, without limitation, safekeeping, collection or pledge, for the account of Grantor, or as to which Grantor may have any right or power;

            (p)            All other goods and personal property of Grantor, wherever located, whether tangible or intangible, and whether now owned or hereafter acquired, existing, leased or consigned by or to Grantor; and

            (q)            To the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for and rents, profits and products of each of the foregoing.

        Notwithstanding the foregoing provisions of this Section 2, the grant, assignment and transfer of a security interest as provided herein shall not extend to, and the term “Collateral” shall not include any Contract, Instrument or Chattel Paper in which Grantor has any right, title or interest if and to the extent such Contract, Instrument or Chattel Paper includes a provision containing a restriction on assignment such that the creation of a security interest in the right, title or interest of Grantor therein would be prohibited and would, in and of itself, cause or result in a default thereunder enabling another person party to such Contract, Instrument or Chattel Paper to enforce any remedy with respect thereto; provided that the foregoing exclusion shall not apply if (i) such prohibition has been waived or such other person has otherwise consented to the creation hereunder of a security interest in such Contract, Instrument or Chattel Paper or (ii) such prohibition would be rendered ineffective pursuant to Sections 9-407(a) or 9-408(a) of the UCC, as applicable and as then in effect in any relevant jurisdiction, or any other applicable law (including the Bankruptcy Code) or principles of equity); provided further that immediately upon the ineffectiveness, lapse or termination of any such provision, the Collateral shall include, and Grantor shall be deemed to have granted a security interest in, all its rights, title and interests in and to such Contract, Instrument or Chattel Paper as if such provision had never been in effect; and provided further that the foregoing exclusion shall in no way be construed so as to limit, impair or otherwise affect the Secured Party’s unconditional continuing security interest in and to all rights, title and interests of Grantor in or to any payment obligations or other rights to receive monies due or to become due under any such Contract, Instrument or Chattel Paper and in any such monies and other proceeds of such Contract, Instrument or Chattel Paper.

    3.           RIGHTS OF SECURED PARTY; COLLECTION OF ACCOUNTS.

            (a)            Notwithstanding anything contained in this Security Agreement to the contrary, Grantor expressly agrees that it shall remain liable under each of its Contracts and each of its Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder and that it shall perform all of its duties and obligations thereunder, all in accordance with and pursuant to the terms and provisions of each such Contract or License. The Secured Party shall not have any obligation or liability under any Contract or License by reason of or arising out of this Security Agreement or the granting to the Secured Party of a lien therein or the receipt by the Secured Party of any payment relating to any Contract or License pursuant hereto, nor shall the Secured Party be required or obligated in any manner to perform or fulfill any of the obligations of Grantor under or pursuant to any Contract or License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or License, or to present or file any claim, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

            (b)            The Secured Party authorizes Grantor to collect its Accounts. Upon the occurrence and during the continuance of any Event of Default, at the request of the Secured Party, Grantor shall deliver all original and other documents evidencing and relating to the performance of labor or service which created such Accounts, including, without limitation, all original orders, invoices and shipping receipts.

            (c)            The Secured Party may at any time, upon the occurrence and during the continuance of any Event of Default, notify Account Debtors of Grantor, parties to the Contracts of Grantor, obligors in respect of Instruments of Grantor and obligors in respect of Chattel Paper of Grantor that the Accounts and the right, title and interest of Grantor in and under such Contracts, Instruments and Chattel Paper have been assigned to the Secured Party and that payments shall be made directly to the Secured Party. Upon the request of the Secured Party, Grantor shall so notify such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper. Upon the occurrence and during the continuance of any Event of Default, the Secured Party may communicate with such Account Debtors, parties to such Contracts, obligors in respect of such Instruments and obligors in respect of such Chattel Paper to verify with such parties, to the Secured Party’s satisfaction, the existence, amount and terms of any such Accounts, Contracts, Instruments or Chattel Paper.

    4.           REPRESENTATIONS AND WARRANTIES. Grantor hereby represents and warrants to the Secured Party that:

            (a)            Except for the security interest granted to the Secured Party under this Security Agreement, Grantor is the sole legal and equitable owner of each item of the Collateral in which it purports to grant a security interest hereunder.

            (b)            No effective security agreement, financing statement, equivalent security or lien instrument or continuation statement covering all or any part of the Collateral exists, except (i) any security agreement, financing statement, equivalent security or lien instrument or continuation statement as may have been filed by Grantor in favor of the Secured Party pursuant to this Security Agreement, and (ii) the Percentage Fee Agreement (the “Percentage Fee Agreement”) dated June 18, 2003 by and between Grantor, Alliance Pharmaceutical Corp. (“Alliance”) and Baxter Healthcare Corporation (“Baxter”), and any financing statement, equivalent security or lien instrument or continuation statement filed pursuant to the Percentage Fee Agreement (the “Related Filings”); provided, however, that Baxter’s rights under the Percentage Fee Agreement and the Related Filings with respect to the Collateral shall, pursuant to the terms of the Percentage Fee Agreement, be subordinate to Secured Party’s rights under this Security Agreement.

            (c)            This Security Agreement creates a legal and valid security interest on and in all of the Collateral in which Grantor now has rights.

            (d)            Grantor’s taxpayer identification number is, and chief executive office, principal place of business, and the place where Grantor maintains its records concerning the Collateral are presently located at the address set forth on the signature page hereof. The Collateral, other than Deposit Accounts, Securities Accounts, Commodity Accounts and motor vehicles and other mobile goods of the type contemplated in Section 9103(3)(a) of the UCC, is presently located at such address and at such additional addresses set forth on Schedule A attached hereto.

            (e)            All Collateral of Grantor consisting of Chattel Paper, Instruments or Investment Property is set forth on Schedule B attached hereto.

            (f)            The name and address of each depository institution at which Grantor maintains any Deposit Account and the account number and account name of each such Deposit Account is listed on Schedule C attached hereto. The name and address of each securities intermediary or commodity intermediary at which Grantor maintains any Securities Account or Commodity Account and the account number and account name is listed on Schedule C attached hereto. Grantor agrees to amend Schedule C upon the Secured Party’s request to reflect the opening of any additional Deposit Account, Securities Account or Commodity Account, or closing or changing the account name or number on any existing Deposit Account, Securities Account, or Commodity Account.

            (g)            All Copyrights, Copyright Licenses, Patents, Patent Licenses, Trademarks and Trademark Licenses now owned or held by Grantor are listed on Schedule D attached hereto.

    5.           COVENANTS. Unless the Secured Party otherwise consents (which consent shall not be unreasonably withheld), Grantor covenants and agrees with the Secured Party that from and after the date of this Security Agreement and until the Secured Obligations have been performed and paid in full:

            (a)            Grantor shall not sell, lease, transfer or otherwise dispose of any of the Collateral (each, a “Transfer”), or attempt or contract to do so, other than (a) the sale of Inventory in the ordinary course of business, (b) the granting of Licenses in the ordinary course of business and (c) the disposal of worn-out or obsolete Equipment.

            (b)            Grantor shall not change its jurisdiction of organization or relocate its chief executive office, principal place of business or its records from such address(es) provided to the Secured Party pursuant to Section 4(d) above without at least seven (7) days prior notice to the Secured Party.

            (c)            Grantor shall not, directly or indirectly, create, permit or suffer to exist, and shall defend the Collateral against and take such other action as is necessary to remove, any Lien on the Collateral, except (i) the Lien granted to the Secured Party under this Security Agreement and (ii) the Lien granted to Baxter pursuant to the Percentage Fee Agreement, which Lien shall, pursuant to the terms of the Percentage Fee Agreement, be subordinate to the Lien granted to the Secured Party under this Security Agreement.

            (d)            Grantor shall maintain insurance policies insuring the Collateral against loss or damage from such risks and in such amounts and forms and with such companies as are customarily maintained by businesses similar to Grantor.

            (e)            Grantor shall pay promptly when due all property and other taxes, assessments and government charges or levies imposed upon, and all claims (including claims for labor, materials and supplies) against, the Equipment, Fixtures or Inventory, except to the extent the validity or amount thereof is being contested in good faith and adequate reserves are being maintained in connection therewith.

            (f)            Grantor shall use commercially reasonable efforts to (i) protect, defend and maintain the validity and enforceability of all Copyrights, Patents and Trademarks material to Grantor’s business and (ii) detect infringements of all Copyrights, Patents and Trademarks material to Grantor’s business.

            (g)            At any time and from time to time, upon the written request of the Secured Party, and at the sole expense of Grantor, Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further action as the Secured Party may reasonably deem necessary or desirable to obtain the full benefits of this Security Agreement, including, without limitation, (a) executing, delivering and causing to be filed any financing or continuation statements (including “in lieu” continuation statements) under the UCC with respect to the security interests granted hereby, (b) at the Secured Party’ reasonable request, filing or cooperating with the Secured Party in filing any forms or other documents required to be recorded with the United States Patent and Trademark Office, United States Copyright Office, (c) at the Secured Party’s reasonable request, placing the interest of the Secured Party as lienholder on the certificate of title (or similar evidence of ownership) of any vehicle, watercraft or other Equipment constituting Collateral owned by Grantor which is covered by a certificate of title (or similar evidence of ownership), (d) executing and delivering and using commercially reasonable efforts to cause the applicable depository institution, securities intermediary, commodity intermediary or issuer or nominated party under a letter of credit to execute and deliver a collateral control agreement with respect to any Deposit Account, Securities Account or Commodity Account or Letter-of-Credit Right in or to which Grantor has any right or interest and (e) at the Secured Party’s reasonable request, using commercially reasonable efforts to obtain acknowledgments from bailees having possession of any Collateral and waivers of liens from landlords and mortgagees of any location where any of the Collateral may from time to time be stored or located. Grantor also hereby authorizes the Secured Party to file any such financing or continuation statement (including “in lieu” continuation statements) without the signature of Grantor.

    6.           RIGHTS AND REMEDIES UPON DEFAULT. Beginning on the date which is ten (10)business daysafter any Event of Default shall have occurred and while such Event of Default is continuing:

            (a)            The Secured Party may exercise in addition to all other rights and remedies granted to the Secured Party under this Security Agreement, all rights and remedies of a secured party under the UCC. Without limiting the generality of the foregoing, Grantor expressly agrees that in any such event the Secured Party, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale) to or upon Grantor or any other person, may (i) reclaim, take possession, recover, store, maintain, finish, repair, prepare for sale or lease, shop, advertise for sale or lease and sell or lease (in the manner provided herein) the Collateral, and in connection with the liquidation of the Collateral and collection of the accounts receivable pledged as Collateral, use any Trademark, Copyright, or process used or owned by Grantor and (ii) forthwith collect, receive, appropriate and realize upon the Collateral, or any part thereof, and may forthwith sell, lease, assign, give an option or options to purchase or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at public or private sale or sales, at any exchange or broker’s board or at the Secured Party’s offices or elsewhere at such prices as it may deem commercially reasonable, for cash or on credit or for future delivery without assumption of any credit risk. Grantor further agrees, at the Secured Party’s request, to assemble its Collateral and make it available to the Secured Party at places which the Secured Party shall reasonably select, whether at Grantor’s premises or elsewhere. The Secured Party shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale as provided in Section 6(e), below, with Grantor remaining liable for any deficiency remaining unpaid after such application. Grantor agrees that the Secured Party need not give more than twenty (20) days’ notice of the time and place of any public sale or of the time after which a private sale may take place and that such notice is reasonable notification of such matters.

            (b)            As to any Collateral constituting certificated securities or uncertificated securities, if, at any time when the Secured Party shall determine to exercise their right to sell the whole or any part of such Collateral hereunder, such Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under Securities Act of 1933, as amended (as so amended the “Act”), the Secured Party may, in their discretion (subject only to applicable requirements of law), sell such Collateral or part thereof by private sale in such manner and under such circumstances as the Secured Party may deem necessary or advisable, but subject to the other requirements of this Section 6(b), and shall not be required to effect such registration or cause the same to be effected. Without limiting the generality of the foregoing, in any such event the Secured Party may, in their discretion, (i) in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Collateral or part thereof could be or shall have been filed under the Act; (ii) approach and negotiate with a single possible purchaser to effect such sale; and (iii) restrict such sale to a purchaser who will represent and agree that such purchaser is purchasing for its own account, for investment, and not with a view to the distribution or sale of such Collateral or part thereof. In addition to a private sale as provided above in this Section 6(b), if any of such Collateral shall not be freely distributable to the public without registration under the Act at the time of any proposed sale hereunder, then the Secured Party shall not be required to effect such registration or cause the same to be effected but may, in their discretion (subject only to applicable requirements of law), require that any sale hereunder (including a sale at auction) be conducted subject to such restrictions as the Secured Party may, in their discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

            (c)            Grantor also agrees to pay all fees, costs and expenses of the Secured Party, including, without limitation, reasonable attorneys’ fees, incurred in connection with the enforcement of any of its rights and remedies hereunder.

            (d)            Grantor hereby waives presentment, demand, protest or any notice (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

            (e)            The Proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be distributed by the Secured Party in the following order of priorities:

            FIRST, to the Secured Party in an amount sufficient to pay in full the reasonable costs of the Secured Party in connection with such sale, disposition or other realization, including all fees, costs, expenses, liabilities and advances incurred or made by the Secured Party in connection therewith, including, without limitation, reasonable attorneys’ fees;

            SECOND, to the Secured Party in an amount equal to the then unpaid Secured Obligations of the Secured Party; and

            FINALLY, upon payment in full of the Secured Obligations, to Grantor or its representatives, in accordance with the UCC or as a court of competent jurisdiction may direct.

    7.           INDEMNITY. Grantor agrees to defend, indemnify and hold harmless the Secured Party and their officers, employees, and agents against (a) all obligations, demands, claims, and liabilities claimed or asserted by any other party in connection with the transactions contemplated by this Security Agreement and (b) all losses or expenses in any way suffered, incurred, or paid by the Secured Party as a result of or in any way arising out of, following or consequential to transactions between or among the Secured Party and Grantor, whether under this Security Agreement or otherwise (including without limitation, reasonable attorneys fees and expenses), except for losses arising from or out of the gross negligence or willful misconduct of the Secured Party, as applicable.

    8.           REINSTATEMENT. This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against Grantor for liquidation or reorganization, should Grantor become insolvent or make an assignment for the benefit of creditors or should a receiver or trustee be appointed for all or any significant part of Grantor’s property and assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

    9.           MISCELLANEOUS.

            (a)            Any amendment of this Security Agreement shall require the written consent of the Grantor and the Secured Party.

            (b)            Subject to Section 8 hereof, this Security Agreement shall terminate upon the closing of a Financing (as defined below). For purposes of this Agreement, the term “Financing” means a financing pursuant to which the Company receives gross proceeds of $10,000,000 (or such other amount approved by the Secured Party (which approval shall not be unreasonably withheld) from one or more investors, strategic partners, or other sources (or any combination of the foregoing). By way of example, the equity financing contemplated by the Term Sheet dated November 7, 2003 by and among Alliance and SRS Capital-West, Inc. (as the same may be amended, modified, supplemented or restated from time to time) would be a Financing under this Security Agreement.

            (c)            This Security Agreement and all obligations of Grantor hereunder shall be binding upon the successors and assigns of Grantor, and shall, together with the rights and remedies of the Secured Party hereunder, inure to the benefit of the Secured Party, any future holder of any of the indebtedness and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the lien granted to the Secured Party hereunder.

            (d)            In all respects, including all matters of construction, validity and performance, this Security Agreement and the Secured Obligations arising hereunder shall be governed by, and construed and enforced in accordance with, the laws of the State of California applicable to contracts made and performed in such state, without regard to the principles thereof regarding conflict of laws, except to the extent that the UCC provides for the application of the law of Grantor’s State.

            (e)            This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.

            (f)            Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries. All notices for delivery outside the United States will be sent by facsimile or by express courier. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

                if to the Secured Party, at 18881 VonKarman Avenue, Suite 330, Irvine, CA 92612; Facsimile: (949) 752-0223.

                if to the Grantor, marked "Attention: President", at 6175 Lusk Blvd., San Diego, Ca 92121; Facsimile: (858) 410-5306.

[Signature pages follow.]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

ADDRESS OF GRANTOR	PFC Therapeutics, LLC
6175 Lusk Boulevard	/s/ Duane J. Roth
San Diego, CA 92121	Duane J. Roth, Manager
TAXPAYER IDENTIFICATION NUMBER OF GRANTOR	JURISDICTION OF ORGANIZATION OF GRANTOR
Delaware

[Signature Page to Security Agreement]

        IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer on the date first set forth above.

SECURED PARTY:

Technology Gateway Partnership, L.P.
/s/ Thomas O. Gephart
Thomas O. Gephart, Managing Partner of Ventana Capital Partners, LLC,
the General Partner of Technology Gateway Partnership, L.P.

[Signature Page to Security Agreement]

SCHEDULE A

LOCATION OF COLLATERAL

ENTITY	ADDRESS
PFC Therapeutics, LLC	6175 Lusk Blvd., San Diego, CA 92121

SCHEDULE B

COLLATERAL OF GRANTOR CONSISTING OF CHATTEL PAPER, INSTRUMENTS OR INVESTMENT PROPERTY

SCHEDULE C

DEPOSIT ACCOUNTS, SECURITIES ACCOUNTS AND COMMODITY ACCOUNTS

(Including Grantor, Type of Account, Account Name, Account Number and Name of Institution/Intermediary)

Beneficiary Bank Name & Address:

Beneficiary Bank Routing Number:

Beneficiary Account Number:

Beneficiary Name & Address:

SCHEDULE D

INTELLECTUAL PROPERTY